Exhibit (2)(s)
POWER OF ATTORNEY
Each of the undersigned Trustees of Rivus Bond Fund (the “Fund”) hereby appoints each of Leonard I. Chubinsky, Clifford D. Corso, Mark D. Morris and Richard J. Walz as attorneys-in-fact and agents, in all capacities, to execute and to file any and all Registration Statements, and any and all amendments, under the Securities Act of 1933 and the Investment Company Act of 1940, as amended, covering the registration of the Fund as an investment company and the sale of shares of the Fund, also including all exhibits and any and all documents required to be filed with respect thereto with the Securities and Exchange Commission or any regulatory authority. Each of the undersigned grants to said attorneys full authority to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he could do if personally present, thereby ratifying all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.
The undersigned Trustees hereby execute this Power of Attorney as of this 21st day of January 2009.

/s/ W. Thacher Brown
W. Thacher Brown

/s/ J. Lawrence Shane
J. Lawrence Shane

The undersigned Trustees hereby execute this Power of Attorney as of this 22nd day of January 2009.

/s/ Suzanne P. Welsh
Suzanne P. Welsh

/s/ Morris Lloyd, Jr.
Morris Lloyd, Jr.